EXHIBIT 23.5

                         CONSENT OF INDPENDENT AUDITORS

We consent to the reference of our firm under the caption "Experts" and to the use of our report dated August 24, 2001, with respect to the financial statements of the Operating Businesses of the Becker Group and its Predecessors incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Collins & Aikman Corporation and Collins & Aikman Products Co. for the offering, from time to time, of common stock, preferred stock and unsecured debt securities.

/s/ Ernst & Young LLP

Detroit, Michigan
April 12, 2002